EXHIBIT 18.1

Securities and Exchange Commission

Office of the Chief accountant

100 F Street, NE

Washington, DC 20549

The management of Blue Earth, Inc. has furnished us with a copy of the Form 8-K to be filed with the SEC that discloses errors in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 and in the Form 10-Q’s for the interim periods ended March 31, June 30, and September 30, 2014 and 2015.  We have reviewed the Form 8-K and agree with the statements made by the Company in this Form 8-K for non-reliance on the previously issued financial statements.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

January 14, 2016